Exhibit 99.1

PRESS RELEASE

GE Announces 2018 Board of Directors Slate; Includes Three New Directors

●	H. Lawrence Culp, Jr., former Chief Executive Officer and President of Danaher Corporation
●	Thomas W. Horton, former Chairman and Chief Executive Officer of American Airlines
●	Leslie F. Seidman, former Chairman of the Financial Accounting Standards Board (FASB)

BOSTON —February 26, 2018—General Electric (GE: NYSE) today announced the Company’s slate of director candidates for the 2018 annual meeting of shareowners. The new Board of Directors will consist of 12 directors, including three new candidates, consistent with the Company’s previously announced plan to reduce the size of its Board.

The three new candidates for the board are:

H. Lawrence Culp, Jr. (54), who as the Chief Executive Officer and President of Danaher Corporation led the highly successful transformation of the company from an industrial manufacturer into a leading science and technology company. This transformation was made possible through a disciplined capital allocation approach, including a series of strategic acquisitions and dispositions under Culp’s leadership. Culp drove the evolution of the Danaher Business System, a common operating philosophy and set of tools deployed across Danaher’s portfolio of businesses that enabled superior operating performance and value creation; during his 14 years at the head of Danaher, the company’s market capitalization and revenues grew five-fold. Since retiring from Danaher in 2014, Culp has been a Senior Lecturer at Harvard Business School, where he earned an MBA. He also serves as a Senior Advisor to Bain Capital Private Equity. Culp is a member of the T. Rowe Price Group Board of Directors, chairs the Board of Visitors and Governors of Washington College and is a member of the Wake Forest University Board of Trustees.

Thomas W. Horton (56), who as the Chairman and Chief Executive Officer of American Airlines led the successful restructuring of the airline and its eventual merger with US Airways, creating the world’s largest airline. In addition to a deep knowledge of the aviation industry, Horton brings strong financial skills to the Board, having served earlier in his career as the Chief Financial Officer for American Airlines and AT&T Corporation. At AT&T, he helped lead financial improvements and ultimately its combination with SBC, now AT&T Inc. Horton is a Senior Advisor at Warburg Pincus LLC. He is also the Presiding Director of Qualcomm and a director of Walmart. Horton is a member of the Executive Board at the Cox School of Business of Southern Methodist University, where he earned an MBA, and a member of the Board of the National Air and Space Museum.

Leslie F. Seidman (55), is a former Chairman of the Financial Accounting Standards Board (FASB), the independent organization responsible for establishing U.S. generally accepted accounting principles. She is a widely recognized accounting expert and the recipient of numerous industry awards. During Seidman’s ten years on the FASB, the Board issued numerous standards on topics ranging from stock compensation to business combinations and worked with international organizations to develop more consistent approaches across various jurisdictions. After leaving FASB in 2013, she was the founding Executive Director for Pace University’s Center for Excellence in Financial Reporting, which she led until January 2018. Earlier in her career, Seidman was Vice President of Accounting Policy at J.P. Morgan, a member of the FASB staff and an auditor with Arthur Young (now EY). Seidman is a director of Moody's Corporation, where she is Chair of the Audit Committee. She is also a Public Governor of the Financial Industry Regulatory Authority (FINRA), where she is Chair of the Audit Committee. She is a CPA (inactive) and holds a Master’s degree in accounting from New York University’s Stern School of Business and a B.A. in English from Colgate University.

The following nine incumbent directors will stand for reelection: Sébastien M. Bazin, W. Geoffrey Beattie, John J. Brennan, Francisco D’Souza, John L. Flannery, Edward P. Garden, Risa Lavizzo-Mourey, James J. Mulva and James S. Tisch. Jack Brennan will stay on as Lead Director to facilitate the transition to a new Lead Director and new Board leadership in the coming year and will not stand for reelection in 2019.

GE Lead Director Jack Brennan said: “The 2018 board slate aligns the Board with the future of the Company. We are adding proven world-class expertise in capital allocation, aviation, accounting and financial reporting. The new Board is unified in its mission to work with John Flannery and GE’s senior leadership team to drive the Company’s focus on superior performance and to maximize the long-term value of GE’s world-class businesses for our shareowners. The smaller Board will also help to promote the heightened engagement and sense of accountability that we want to drive at every level of the Company.”

Brennan continued: “On behalf of GE and its Board, I want to thank the directors who have decided not to stand for reelection – Marijn Dekkers, Susan Hockfield, Peter Henry, Andrea Jung, Steve Mollenkopf, Shelly Lazarus, Jim Rohr and Mary Schapiro – for their dedicated service to the Company. The reconstitution of our Board was a constructive and collaborative exercise that demonstrated the quality and integrity of all our directors. It was a comprehensive evaluation that everyone undertook with one goal in mind – to build the very best Board for GE and its shareowners.”

The Governance & Public Affairs Committee and Board evaluated numerous factors to optimize the Board, including industry expertise in GE’s future portfolio, capital allocation expertise, operational track records, the ability to devote a significant amount of time to the Company versus other obligations, other skills and experiences that help to ensure the cognitive diversity of the Board and its ability to exercise effective strategic and operational oversight, the tenures of the incumbent directors and GE’s exit from most of its financial services businesses. To inform this process, GE’s Lead Director also solicited feedback from major shareowners.

About GE

GE (NYSE:GE) is the world’s Digital Industrial Company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. GE is organized around a global exchange of knowledge, the "GE Store," through which each business shares and accesses the same technology, markets, structure and intellect. Each invention further fuels innovation and application across our industrial sectors. With people, services, technology and scale, GE delivers better outcomes for customers by speaking the language of industry. www.ge.com

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Investor Contact:
Matt Cribbins, 617.443.3400
matthewg.cribbins@ge.com

Media Contact:
Jennifer Erickson, 646.682.5620
jennifer.erickson@ge.com